EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:

David Carlson	Michael Newman
Executive Vice President and Chief Financial Officer	Investor Relations
LaCrosse Footwear, Inc.	StreetConnect, Inc.
503-262-0110 ext. 1331	800-654-3517
BOOT@stct.com
LACROSSE FOOTWEAR REPORTS RECORD RESULTS FOR THE
FOURTH QUARTER AND FULL YEAR 2010
Quarterly Sales Up 23% and Earnings Up 71%
Portland, Ore.—February 1, 2011 — LaCrosse Footwear, Inc. (Nasdaq: BOOT), a leading provider of premium, branded footwear for work and outdoor users, today reported record results for the fourth quarter and year ended December 31, 2010.
For the fourth quarter of 2010, LaCrosse reported net sales of $52.1 million, up 23% from $42.5 million in the fourth quarter of 2009. For the full year 2010, net sales were $150.5 million, up 8% from $139.2 million in 2009.
Net income was $4.0 million or $0.60 per diluted share in the fourth quarter of 2010, up 71% from $2.3 million or $0.36 per diluted share in the fourth quarter of 2009. For the full year 2010, net income was $6.9 million or $1.04 per diluted share, up 25% from $5.5 million or $0.86 per diluted share in 2009.
Sales to the work market were $31.2 million for the fourth quarter and $94.7 million for the full year of 2010, up 24% and 7%, respectively, from the same periods of 2009. The increase in work sales primarily reflects growth in sales to various areas of the U.S. government as well as in specialized work footwear categories. Sales to the outdoor market were $20.9 million for the fourth quarter and $55.8 million for the full year of 2010, up 21% and 9%, respectively, from the same periods of 2009. The increase in outdoor sales reflects stronger demand in the hunting and rugged outdoor categories.
Gross margins were 39.3% of net sales for the fourth quarter and the full year of 2010, up from 38.4% and 38.9%, respectively, in the same periods of 2009. The year-over-year increase in gross margins primarily reflects a reduction in the volume of close-out sales.
During 2010, the Company reduced operating expenses to 31.7% of net sales, down from 32.7% in 2009, despite increased investments in product development and marketing activities. The improved operating leverage was a result of growth in the Company’s sales volumes, as well as leveraging the Company’s 2009 investments in its Midwest distribution center and sales organizations in the U.S. and Europe.
The Company continued to maintain a strong balance sheet. At the end of 2010, LaCrosse had cash and cash equivalents of $4.3 million. During 2010, the Company made capital investments of $10.6 million which included investments in its new domestic Danner factory and new flagship Danner factory store. The Company also distributed dividends of $9.6 million to shareholders during 2010. The Company’s investments in inventories grew to $40.1 million at the end of 2010, up from $27.0 at the end of 2009, primarily driven by a planned increase in inventory of core products intended to improve availability for at-once demand.
“Our strong sales and earnings growth in the fourth quarter of 2010 demonstrates why our business is best evaluated on an annual basis,” said Joseph P. Schneider, president and CEO of LaCrosse Footwear, Inc. “After being adversely impacted by supply constraints and the uncertain timing of customer orders during the second and third quarters, our strong performance in the fourth quarter resulted in record annual revenue.
“Looking at the full year, we saw increased demand across all of our channels and across our core work and outdoor markets, reflecting an improving economic environment and the success of our innovative new footwear. During the fourth quarter, our customers’ response to our next-generation Pronghorn hunting boot helped drive our significant outdoor sales growth. Moreover, the improved business conditions among our wholesale channel partners contributed strongly to our growth and their outlook is increasingly positive.
“During 2010, we continued to take important steps to improve the long-term efficiency and strength of our business. While continuing to leverage the benefits of our Midwest distribution center and our dedicated in-house sales team, we seamlessly expanded our domestic manufacturing operations, opened our new flagship Danner factory store, intensified our focus on core products and strengthened our position with a number of our major retailer partners.”
“As we move into 2011, our relationships with major retailers continue to strengthen and our newest products have been very well received. We plan to continue to introduce innovative new products and further enhance our sales and marketing efforts to broaden awareness and demand for our brands. While we expect to see continued quarter-to-quarter fluctuations in our business, we believe LaCrosse is well-positioned to continue to capture market share over the long term.”
Based on the Company’s financial position, the Board of Directors today announced the approval of a quarterly dividend of $0.125 per share of common stock. The first quarter dividend will be paid on March 18, 2011 to shareholders of record as of the close of business on February 22, 2011. The Board of Directors, while not declaring future dividends to be paid, has established a quarterly dividend policy reflecting its intent to declare and pay a quarterly dividend of $0.125 per share of common stock.
Fourth Quarter and Year End 2010 Conference Call
LaCrosse will host a conference call to discuss its financial results today, February 1, 2011 at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.lacrossefootwearinc.com under “Investor Events” or by calling 877-941-6009 or +1 480-629-9770. A 48-hour replay will be available by calling 800-406-7325 or +1 303-590-3030 (Access Code: 4398250).
About LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc. is a leading developer and marketer of branded, premium and innovative footwear for work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are sold to a network of specialty retailers and distributors in the United States, Canada, Europe and Asia. Work consumers include people in law enforcement, transportation, mining, oil and gas exploration and extraction, construction, Government services and other occupations that require high-performance and protective footwear as a critical tool for the job. Outdoor consumers include people active in hunting, outdoor cross-training, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.

Forward-Looking Statements
All statements, other than statements of historical facts, included in this release, including without limitation, any statements regarding improved availability from higher inventory levels, the impact of an improving economic environment on future sales, benefits from the new factory store, domestic production facility and sales organization, the impact of seasonality and quarter-to-quarter variability in our results of operations, the anticipated success of new products, the assessment of general market trends and improved consumer spending environment, improved business conditions among our wholesale partners, our ability to capture market share in the future, and the Board of Directors’ intent to declare and pay dividends in future periods are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “plan,” “expect,” “aim,” “believe,” “project,” “target,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could” and other terms of similar meaning, typically identify such forward-looking statements. The Company assumes no obligation to update or revise any forward-looking statements to reflect the occurrence or non-occurrence of future events or circumstances.
Forward-looking statements are based on certain assumptions and expectations of future events and trends that are subject to risks and uncertainties. Risk factors and other uncertainties which may directly impact the outcome of such forward-looking statements included in this release, each of which are included in our 2009 Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q for 2010, include the following:
•	There are uncertainties related to our future sales to the U.S. government, which may not continue at the current levels. Additionally, we may continue to experience significant fluctuations in our quarterly revenue performance due to the timing of orders and requested shipment dates for U.S. government contract orders.

•	We source approximately two thirds of our products from contract manufacturers primarily in China, and depend on a limited number of raw materials suppliers to support our U.S. manufacturing operations. As such, we may face challenges in maintaining a timely supply of goods to meet sales demands, and we may experience delays or interruptions in our supply chain. Any shortfall or delay in the supply of our products may decrease our sales and have an adverse impact on our customer relationships.

•	We have initiated a program to broaden our portfolio of third party manufacturers which may create future interruptions in product delivery schedules or increased costs during future periods of factory transitions.

•	The expected benefits of increases in inventory positions to improve future deliveries may not be realized due to a variety of factors, including slower consumer demand or mix of products, which could impact the net realizable value of inventories in future periods.

•	Future changes in the price of raw materials and labor could adversely affect our financial results, particularly our gross margins, if we are not able to increase our selling prices to offset such cost increases.

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Income
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009

Net sales	$52,081	$42,505	$150,542	$139,152
Cost of goods sold	31,598	26,185	91,413	85,062

Gross profit	20,483	16,320	59,129	54,090
Operating expenses	14,033	12,593	47,699	45,505

Operating income	6,450	3,727	11,430	8,585
Non-operating expense	(132)	(71)	(239)	(375)

Income before income taxes	6,318	3,656	11,191	8,210
Income tax provision	2,345	1,333	4,310	2,700

Net income	$3,973	$2,323	$6,881	$5,510

Net income per common share:
Basic	$0.62	$0.37	$1.07	$0.87
Diluted	$0.60	$0.36	$1.04	$0.86

Weighted average number of common shares outstanding:
Basic	6,456	6,332	6,429	6,303
Diluted	6,610	6,456	6,590	6,375

Supplemental Product Line Information
Work Market Sales	$31,147	$25,204	$94,751	$88,200
Outdoor Market Sales	20,934	17,301	55,791	50,952

	$52,081	$42,505	$150,542	$139,152

LaCrosse Footwear, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	December 31,	December 31,
	2010	2009

Assets:
Current Assets:
Cash and cash equivalents	$4,274	$17,739
Trade and other accounts receivable, net	22,834	21,635
Inventories	40,071	27,031
Prepaid expenses and other	1,321	1,129
Deferred tax assets	1,614	1,503

Total current assets	70,114	69,037

Property and equipment, net	16,154	8,482
Goodwill	10,753	10,753
Other assets	249	313

Total assets	$97,270	$88,585

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$16,477	$8,036
Accrued compensation	4,261	3,343
Other accruals	3,356	3,755

Total current liabilities	24,094	15,134

Long-term debt	263	—
Deferred revenue	566	225
Deferred lease obligations	782	614
Compensation and benefits	4,385	4,680
Deferred tax liabilities	2,732	2,337

Total liabilities	32,822	22,990

Total shareholders’ equity	64,448	65,595

Total liabilities and shareholders’ equity	$97,270	$88,585

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	December 31,	December 31,
	2010	2009
Cash flows from operating activities:
Net income	$6,881	$5,510
Adjustments to reconcile net income to net cash provided by operating activities, net of effects of acquisition:
Depreciation and amortization	3,016	2,705
Stock-based compensation expense	560	581
Deferred income taxes	433	1,011
Loss on disposal of property and equipment	64	225
Changes in operating assets and liabilities, net of effects of acquisition in 2009:
Trade and other accounts receivable	(1,241)	814
Inventories	(13,150)	1,740
Accounts payable	8,120	(2,252)
Accrued expenses and other	381	1,872

Net cash provided by operating activities	5,064	12,206

Cash flows from investing activities:
Purchases of property and equipment	(10,604)	(5,254)
Proceeds from sale of property and equipment	1	41
Acquisition	—	(388)

Net cash used in investing activities	(10,603)	(5,601)

Cash flows from financing activities:
Proceeds from long-term debt	300	—
Cash dividends paid	(9,620)	(3,154)
Purchase of treasury stock	(59)	—
Proceeds from exercise of stock options	1,478	565

Net cash used in financing activities	(7,901)	(2,589)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(25)	40

Net increase (decrease) in cash and cash equivalents	(13,465)	4,056

Cash and cash equivalents:
Beginning of period	17,739	13,683

End of period	$4,274	$17,739

END OF FILING